Exhibit 99.1

BGC Partners Reports Third Quarter 2016 Financial Results

Declares Quarterly Dividend of 16 Cents

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – October 27, 2016 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC” or “the Company”), a leading global brokerage company servicing the financial and real estate markets, today reported its financial results for the quarter ended September 30, 2016. Unless otherwise stated, the financial results and other metrics for the Company’s division, GFI Group Inc. (“GFI Group” or “GFI”), are consolidated with those of BGC for all periods from February 27, 2015 onward.

Select Results Compared to the Year-Earlier Period

Highlights of Consolidated Results (USD millions)	3Q16	3Q15	Change
Revenues under both U.S. Generally Accepted Accounting Principles (“GAAP”) and Distributable Earnings[1]	$643.5	$685.3	(6.1)%
GAAP income from operations before income taxes	104.5	83.3	25.5%
GAAP net income for fully diluted shares	92.1	58.5	57.4%
Pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes	106.8	99.0	7.9%
Post-tax distributable earnings to fully diluted shareholders	89.8	79.3	13.3%
Adjusted EBITDA[2]	196.2	168.0	16.8%

Per Share Results	3Q16	3Q15	Change
GAAP net income per fully diluted share	$0.21	$0.15	40.0%
Pre-tax distributable earnings per share	0.25	0.26	(3.8)%
Post-tax distributable earnings per share	0.21	0.21	0.0%

Management Comments

“Our post-tax earnings3 grew year-on-year for the seventh consecutive quarter”, said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “Our ongoing improvement in profitability was driven by business integration synergies and the 8 percent year-on-year pre-tax profit growth for our high-margin fully electronic FENICS4 business. The quarterly top-line once again improved for our Real Estate Services company Newmark Grubb Knight Frank,5 while overall Company revenues were reduced by the sale of Trayport, which generated approximately $19 million of net revenues in the third quarter of 2015. We expect our overall top- and bottom-lines to grow over time as we continue to invest the $650 million in proceeds from the sale of Trayport and as our recent acquisitions and front-office hires get up to full speed”.

[1]	See sections of this document including “Distributable Earnings Defined”, “Differences Between Consolidated Results for Distributable Earnings and GAAP”, and “Reconciliation of GAAP Income (loss) to Distributable Earnings” for the complete and revised definition of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this document.
[2]	See the sections of this document titled “Adjusted EBITDA Defined” and “Reconciliation of GAAP Income (loss) to Adjusted EBITDA” for more on this topic.
[3]	GAAP net income for fully diluted shares and post-tax distributable earnings to fully diluted shareholders have increased year-on-year for every quarter since and including the first quarter of 2015.
[4]	For the purposes of this document, all of the Company’s fully electronic businesses in the Financial Services segment may be referred to interchangeably as “FENICS”. FENICS includes fees from fully electronic brokerage, as well as data, software, and post-trade services across both BGC and GFI. FENICS results do not include those of Trayport. Trayport was sold to Intercontinental Exchange, Inc. (“ICE”) in December of 2015 for approximately 2.5 million ICE common shares, which were worth $650 million, which was adjusted at closing.
[5]	“Newmark Grubb Knight Frank” is used interchangeably with “NGKF” and the Company’s Real Estate Services segment.

Mr. Lutnick continued “I am also pleased to announce that our board declared a 16 cent qualified dividend for the third quarter, which is consistent with the previous two quarters, but up 14.3 percent year-on-year. At yesterday’s closing stock price, this translates into a 7.1 percent annualized yield”.

Mr. Lutnick concluded: “We believe that BGC’s assets and businesses are worth considerably more than what is reflected in our current share price. Based on recent equity multiples, we think that the market is undervaluing both NGKF and FENICS. We also believe that our stock price does not accurately reflect the more than $705 million6 of additional Nasdaq shares we anticipate receiving over time, which are not yet reflected on our balance sheet. As we have previously stated, we are actively working on ways to unlock substantial value for our investors”.

Shaun D. Lynn, President of BGC, said: “Our Financial Services margin continued to expand, despite the sale of Trayport, which had pre-tax margins of nearly 45 percent.7 Our profitability in the segment continues to improve largely because of the realization of integration synergies and the ongoing strength of our highly profitable FENICS platform, which increased its quarterly pre-tax earnings by 8 percent compared with a year earlier. We generated 16 percent year-on-year revenue growth from our high-margin data, software, and post-trade businesses, driven by the successful combination of BGC and GFI’s, as well as by the continued strength of our Capitalab post-trade business. We also generated double-digit top-line growth from our fully electronic credit business, as we roll out a unified technology platform across our businesses”.

Mr. Lynn concluded: “As we continue to convert hybrid and voice desks onto our highly profitable FENICS platform, we generated over 13 percent of overall Financial Services revenue from fully electronic businesses,8 which is more than quadruple the 3 percent figure for full year 2010. We are also making progress expanding our FENICS customer base beyond our traditional large bank clients. As the number of new customers grows, we expect to further increase the profits of FENICS”.

Barry M. Gosin, Chief Executive Officer of Newmark Grubb Knight Frank, added: “NGKF’s real estate capital markets brokerage revenues increased by 17 percent year-on-year, led nearly exclusively by organic growth. Overall Real Estate Services revenues were up by 4 percent to $284 million. We continued to grow faster than the overall market. NGKF research indicates that industry-wide U.S. leasing activity was down by over 5 percent year-on-year during the quarter while Real Capital Analytics reports that U.S. investment sales declined by 2 percent. As we continue to make accretive acquisitions and profitable hires, we expect to sustain our outperformance.

“At the end of the quarter, we acquired Continental Realty Ltd., a leading commercial realty brokerage operation in Central Ohio. Last week, we announced the completion of our acquisition of Newmark Grubb Mexico City9, a premier tenant advisory firm in the Mexico City area. In addition, we continue to hire many of the industry’s top-producing brokers and other revenue-generating professionals. Newly hired commercial real estate brokers generally produce significantly higher revenues in their second and third years with the

[6]	See the “Consolidated Balance Sheet” and “Liquidity Defined” sections of this document for the items that make up liquidity. On June 28, 2013, BGC sold its fully electronic trading platform for benchmark U.S. Treasury Notes and Bonds to Nasdaq, Inc. (NASDAQ: NDAQ or “Nasdaq”). For the purposes of this document, the assets sold may be referred to as “eSpeed”. The value of the 10.9 million shares yet to be received, and as discussed in this document, is based on NDAQ’s closing price on October 26, 2016. These shares are expected to be received ratably over the next approximately 11 years.
[7]	For the trailing twelve months ended September 30, 2015.
[8]	This statistic excludes revenues from inter-company data, software, and post-trade, as these revenues are eliminated at the segment level upon consolidation. It also excludes revenues from both eSpeed and Trayport.
[9]	Also known as “NGKF, S.A. de C.V”.

Company, although we incur related expenses immediately. As our recently-hired brokers ramp up their productivity, we expect NGKF’s revenues and earnings to improve in the fourth quarter of 2016 and into 2017”.

Dividend Information

On October 25, 2016, BGC Partners’ Board of Directors declared a quarterly qualified cash dividend of $0.16 per share payable on December 8, 2016 to Class A and Class B common stockholders of record as of November 23, 2016. The ex-dividend date will be November 21, 2016.

Discussion of Financial Results

Unless otherwise stated, all results provided in this document compare the third quarter of 2016 with the year-earlier period. With respect to BGC’s consolidated financial results, for the period from February 27, 2015, to April 28, 2015, approximately 44 percent of GFI’s post-tax earnings were attributable to non-controlling interest in subsidiaries, while the remaining approximately 56 percent were attributable to BGC’s fully diluted shares. From April 29, 2015 through January 11, 2016, approximately 67 percent of GFI’s post-tax earnings were attributable to BGC’s fully diluted shares. From January 12, 2016 forward, 100 percent of GFI’s post-tax earnings are attributable to BGC’s fully diluted shares.

Certain items may have been reported within this document in order to reflect the current methodology and to show results on a consistent basis across periods. This includes revenues being consistent under both GAAP and distributable earnings. Any such changes would have had no impact on consolidated revenues or earnings for GAAP and would either leave essentially unchanged or increase pre- and post-tax distributable earnings for the prior periods. Certain numbers in the tables throughout this document may not sum due to rounding. See the tables towards the end of this document titled “Segment Disclosure” for additional information on both Real Estate Services and Financial Services, as well as on Corporate Items, which are shown separately from the following segment results.

Online Availability of Investor Presentation and Additional Financial Tables

Investors should note that an investor presentation as well as Excel versions of the tables at the end of this document are available for download if one views the HTML version of the release at ir.bgcpartners.com. The Excel tables and presentations contain the results discussed in this document as well as other useful information not contained herein. Those viewing the release on this website should see the link to the tables and presentation near the top of that page.

Financial Services Results

Industry-wide, wholesale financial brokers tend to be seasonally strongest in the first calendar quarter of the year in terms of revenues and profitability, sequentially slower in each of the next two quarters, and then slowest in the fourth calendar quarter. As a result of the sale of Trayport, its revenues, net of intra-company eliminations, are shown separately in the below tables, while its results are excluded from those of BGC’s fully electronic businesses.

Financial Services Results (USD millions)	3Q16	3Q15	Change
Rates revenues	$112.4	$113.6	(1.1)%
Foreign exchange revenues	73.2	88.0	(16.8)%
Credit revenues	67.2	67.5	(0.4)%
Energy and commodities revenues	47.1	54.9	(14.2)%
Equities and other asset classes revenues	39.1	46.3	(15.6)%

Total brokerage revenues	338.9	370.3	(8.5)%
Data, software, and post-trade, excluding Trayport and net of intra-company eliminations	11.8	10.2	15.9%
Trayport revenues, net of intra-company eliminations	—	18.9	(100.0)%
Interest, fees from related parties, and other revenue	1.4	3.9	(64.7)%

Total revenues	352.1	403.4	(12.7)%

GAAP income from operations before taxes	131.0	115.9	13.1%
GAAP income from operations before taxes as a percent of revenues	37.2%	28.7%

Pre-tax distributable earnings	84.9	83.0	2.3%
Pre-tax distributable earnings as a percent of revenues	24.1%	20.6%

While the Company’s data, software, post-trade, and fully electronic credit revenues increased, BGC’s overall Financial Services revenues declined largely due to the sale of Trayport, as well as lower global volumes across foreign exchange, cash equities, equity derivatives, shipping, and certain commodities markets. Industrywide inter-dealer voice, hybrid, and fully electronic brokerage revenues were also negatively impacted by a temporary but large decline in market activity during the quarter due to the implementation of new U.S. over-the-counter margin requirements for certain uncleared derivatives.

The Company reduced the number of less productive brokers and salespeople in Financial Services by over 140 year-on-year, reducing revenues but increasing profitability. In addition, BGC increased the percentage of revenues from its higher-margin FENICS platform in the segment.

In the following table, results for FENICS are broken out from the above Financial Services results. Revenues from inter-company data, software, and post-trade are eliminated at the segment level upon consolidation. As higher-margin fully electronic revenues become a larger portion of the segment’s results, the Company expects overall profitability to continue to improve, all else equal.

FENICS Results in Financial Services (Excludes Trayport) (USD millions)	3Q16	3Q15	Change
Total fully electronic brokerage revenues	35.6	37.9	(6.2)%
Data, software, and post-trade, excluding Trayport	11.8	10.2	15.9%
Data, software, and post-trade revenues (inter-company)	12.6	12.6	0.5%

Total FENICS revenues	60.0	60.7	(1.1)%

FENICS GAAP income from operations before taxes	26.8	24.8	8.3%
FENICS GAAP income from operations before taxes as a percent of fully electronic revenues	44.7%	40.8%

FENICS pre-tax distributable earnings	28.3	26.2	7.8%
FENICS pre-tax distributable earnings as a percent of fully electronic revenues	47.1%	43.2%

Real Estate Services Results

NGKF’s real estate capital markets revenues grew during the quarter as recent new hires ramped up their productivity. Industry-wide, commercial real estate brokers tend to be seasonally slowest in the first calendar quarter of the year in terms of revenues and profitability, sequentially stronger in each of the next two quarters, and then strongest in the fourth calendar quarter.

Real Estate Services Results
(USD millions)	3Q16	3Q15	Change
Leasing and other services revenues	$139.1	$143.7	(3.2)%
Real estate capital markets revenues	94.6	81.1	16.6%

Total real estate brokerage revenues	233.7	224.8	4.0%
Management services	49.4	48.9	1.0%
Interest and other revenue	0.9	0.3	173.9%

Total revenues	284.0	274.0	3.7%

GAAP income from operations before taxes	37.6	40.8	(7.8)%
GAAP income from operations before taxes as a percent of revenues	13.2%	14.9%

Pre-tax distributable earnings	38.3	42.9	(10.7)%
Pre-tax distributable earnings as a percent of revenues	13.5%	15.7%

Consolidated Expenses

The Company’s compensation and non-compensation expenses declined largely due to continued cost savings, partially offset by the impact of recent acquisitions and hires.

Consolidated Expenses
(USD millions)	3Q16	3Q15	Change
Compensation and employee benefits under GAAP	$415.7	$435.9	(4.6)%
GAAP allocations of net income and grant of exchangeability to limited partnership units and FPUs[10]	58.8	50.7	16.0%
Non-compensation expenses under GAAP	163.9	178.9	(8.4)%

Total expenses under GAAP	638.4	665.5	(4.1)%
Compensation and employee benefits as a percent of revenues under GAAP	64.6%	63.6%
Non-compensation expenses as a percent of GAAP revenues	25.5%	26.1%

Compensation and employee benefits for distributable earnings	398.0	430.9	(7.6%)
Non-compensation expenses for distributable earnings	157.1	169.7	(7.4%)

Total expenses for distributable earnings	555.1	600.6	(7.6%)
Compensation and employee benefits as a percent of revenues for distributable earnings	61.9%	62.9%
Non-compensation expenses as a percent of revenues for distributable earnings	24.4%	24.8%

Taxes and Noncontrolling Interest

The Company’s GAAP net income attributable to noncontrolling interest in subsidiaries was $13.4 million and $16.2 million, respectively, in the third quarters of 2016 and 2015. BGC’s distributable earnings attributable to noncontrolling interest in subsidiaries11 were $0.8 million compared with $4.9 million in the third quarter of 2016 and 2015, respectively. For the third quarters of 2016 and 2015, BGC’s provision for income taxes under GAAP was $30.3 million compared with $28.7 million, respectively, while the Company’s provision for income taxes for distributable earnings was $16.2 million compared with $14.9 million, respectively.

[10]	In the third quarter of 2016, this included $34.3 million in grants of exchangeability and $24.4 million in allocation of net income to limited partnership units and Founding Partner Units (“FPUs”). A year earlier, these figures were $34.4 million and $16.3 million, respectively.
[11]	This represents the noncontrolling interest allocation associated with the joint ownership of BGC’s administrative services company (Tower Bridge), GFI Group Inc., and certain NGKF affiliated entities.

Consolidated Share Count

BGC had a fully diluted weighted-average share count of 429.8 million in the third quarter of 2016 for both GAAP and distributable earnings. A year earlier, the Company’s fully diluted share count was 394.0 million for both GAAP and distributable earnings.

The share count for both GAAP and distributable earnings increased year-on-year due to the 23.5 million shares issued related to the GFI back-end merger, as well as shares issued with respect to various other acquisitions, front-office hires, employee equity-based compensation, and general corporate purposes. This was partially offset by the repayment of BGC’s 4.5 percent Convertible Senior Notes for $159.9 million in cash and approximately 7,000 shares of BGC’s Class A common stock, which reduced the fully diluted share count by just under 16.3 million12. Additionally, BGC redeemed and/or repurchased 10.0 million shares and/or units, net, at a cost to BGC of $87.8 million, or $8.76 per share or unit during the first nine months of 2016.

As of September 30, 2016, the Company’s fully diluted share count was 429.3 million.

Consolidated Balance Sheet

The Company’s balance sheet consolidates that of GFI and reflects the impact of acquisition accounting across various line items.

As of September 30, 2016, the Company’s “cash and cash equivalents” were $448.5 million, while its liquidity, which it defines as “cash and cash equivalents”, “marketable securities”, “securities owned”, held for liquidity purposes, less “securities loaned”, was $840.5 million.13 For the same period, BGC’s notes payable and collateralized borrowings were $969.1 million; book value per common share was $3.20 and total capital, which BGC Partners defines as “redeemable partnership interest”, “noncontrolling interest in subsidiaries”, and “total stockholders’ equity”, was $1,243.5 million.

In comparison, as of December 31, 2015, the Company’s “cash and cash equivalents” were $461.2 million; liquidity was $1,026.1 million; notes payable and collateralized borrowings were $840.9 million; book value per common share was $2.56; and total capital was $1,299.7 million.

The decrease in BGC’s cash and liquidity since year-end 2015 was primarily related to the $159.9 million used to retire BGC’s 4.5 percent Convertible Senior Notes; $111.2 million used with respect to the GFI back-end merger and related transactions; the redemption and/or repurchase of shares and/or units14; ordinary changes in working capital; and cash paid with respect to various acquisitions. The Company also continued to invest significant amounts with regard to new front-office hires in Real Estate Services. These items were partially offset by net proceeds from BGC’s offering of $300 million aggregate principal amount of 5.125 percent Senior Notes due May 27, 2021.

The Company’s balance sheet does not yet reflect the anticipated receipt of more than $705 million worth of additional Nasdaq stock over time, because these shares are contingent upon Nasdaq generating at least $25 million in gross revenues annually. Nasdaq has recorded

[12]	Represents the reduction in spot share count as of the date of repayment.
[13]	“Securities owned” are primarily U.S. government securities held for liquidity purposes.
[14]

The Company redeemed and/or repurchased 8.8 million shares and/or units, net, during the nine months ended September 30, 2016, at a cost of $77.2 million. In addition, BGC repurchased an additional 1.2 million shares of Class A common stock at a cost of $10.6 million, the settlement of which occurred after September 30, 2016. In total, and with respect to the fully diluted share count, BGC redeemed and/or repurchased 10.0 million shares and/or units, net, at a cost to BGC of $87.8 million during the first nine months of 2016.

more than $1.5 billion in gross revenues for each of the last 10 calendar years and generated gross revenues of approximately $3.4 billion in 2015. Separately, the Company has sold more than 95 percent of its ICE shares.

Outlook for the Fourth Quarter of 2016 Compared with the Fourth Quarter of 2015

•	BGC anticipates revenues of between $630 million and $675 million, compared with $673.4 million.

•	BGC expects pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes to increase by between approximately 3 percent and 21 percent and to be in the range of $107 million to $125 million, versus $103.6 million.

•	BGC anticipates its provision for taxes for distributable earnings to be in the range of approximately $15 million to $20 million, compared with $15.5 million.

The Company’s outlook reflects the sale of Trayport in December of 2015. Trayport generated net revenues of approximately $16 million and pre-tax profits of $8 million for the portion of the fourth quarter of 2015 in which it was owned by BGC. The Company intends to update its fourth quarter guidance before the end of December, 2016.

Differences between Consolidated Results for Distributable Earnings and GAAP

The following sections describe the main differences between results as calculated for distributable earnings and GAAP for the periods discussed herein.

Differences between Other income (losses), net, for Distributable Earnings and GAAP

Under GAAP, gains of $69.9 million and $57.4 million due to the receipt of Nasdaq shares and related mark-to-market movements and/or hedging were recognized as part of “Other income (losses), net”, in the third quarters of 2016 and 2015, respectively. In the third quarter of 2016 and 2015, BGC recorded other income for distributable earnings related to the Nasdaq earn-out and associated mark-to-market movements and/or hedging of $17.5 million and $14.3 million, respectively. Items related to the Nasdaq earn-out are pro-rated over four quarters as “other income” for distributable earnings, but recognized as incurred under GAAP.

In the third quarter of 2016, a gain of $3.9 million related the net realized and unrealized gain on the ICE shares received as part of the Trayport transaction was included in GAAP “Other income (losses), net”. Approximately $1.0 million of this gain was recorded in the quarter as “other income” for distributable earnings. There was no corresponding item a year earlier, as the Trayport sale occurred in December of 2015.

In the third quarters of 2016 and 2015, gains of $0.7 million and $1.0 million, respectively, related to BGC’s investments accounted for under the equity method, were included as part of “Other income (losses), net” under GAAP but were excluded for distributable earnings.

For the third quarter of 2016, a gain of $18.3 million related to an adjustment of future earn-out payments that will no longer be required and a $7.1 million gain related to the sale of a non-core Financial Services asset were included as part of “Other income (losses), net” under GAAP but were excluded for distributable earnings. There were no similar items in the year-earlier period.

For the third quarter of 2016, an additional loss of $0.6 million was included in GAAP “Other income (losses), net”, but was excluded from distributable earnings as part of “(Gains) and charges with respect to acquisitions, dispositions and/or resolutions of litigation, and other non-cash, non-dilutive items, net”. A year earlier, gains of $5.1 million, primarily related to a gain on sale of certain marketable securities, were included in GAAP “Other income (losses), net”, but were excluded for distributable earnings.

Differences between Compensation Expenses for Distributable Earnings and GAAP

In the third quarter of 2016, the difference between compensation expenses as calculated for GAAP and distributable earnings included non-cash, non-dilutive net charges related to the $34.3 million in grants of exchangeability and $24.4 million in allocation of net income to limited partnership units and FPUs, as well as charges related to additional reserves on employee loans of $15.1 million. In the prior year period, the difference between compensation expenses as calculated for GAAP and distributable earnings included non-cash, and/or non-dilutive charges related to the $34.4 million in grants of exchangeability and $16.3 million allocation of net income to limited partnership units and FPUs. There were no charges related to additional reserves on employee loans in the prior year period.

In addition, for the third quarter of 2016, $2.6 million in GAAP non-cash charges related to the amortization of GFI employee forgivable loans granted prior to the closing of the January 11, 2016 back-end merger with GFI were also excluded from the calculation of pre-tax distributable earnings as part of “(Gains) and charges with respect to acquisitions, dispositions and/or resolutions of litigation, and other non-cash, non-dilutive items, net”. A year earlier, the corresponding charges excluded from distributable earnings were $5.1 million.

Differences between Certain Non-compensation Expenses for Distributable Earnings and GAAP

The difference between non-compensation expenses in the third quarter of 2016 as calculated for GAAP and distributable earnings included additional charges and gains with respect to acquisitions, dispositions and/or resolutions of litigation, and other non-cash, non-dilutive items, net. These included $4.8 million of non-cash GAAP charges related to amortization of intangibles; $1.6 million of acquisition related costs, and various other GAAP items that together came to a net charge of $0.4 million.

The difference between non-compensation expenses in the third quarter of 2015 as calculated for GAAP and distributable earnings included additional charges and gains with respect to acquisitions, dispositions and/or resolutions of litigation, and other non-cash, non-dilutive items, net. These included $7.6 million of non-cash GAAP charges related to amortization of intangibles; $1.1 million of non-cash GAAP fixed asset impairment charges and various other GAAP items that together came to a net charge of $0.4 million.

Differences between Taxes for Distributable Earnings and GAAP

BGC’s GAAP provision for income taxes from 2016 forward is calculated based on an annualized methodology. The Company’s GAAP provision for income taxes was $30.3 million and $28.7 million for the third quarter of 2016 and 2015, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to distributable earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, charitable contributions, and certain net-operating loss carryforwards. The provision for income taxes with respect to distributable earnings was adjusted by $14.0 million and $13.9 million for the third quarter of 2016 and 2015, respectively.

As a result, the provision for income taxes with respect to distributable earnings was $16.2 million and $14.9 million for the third quarter of 2016 and 2015, respectively.

Conference Call and Investor Presentation

BGC will host a conference call today at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing BGC’s consolidated distributable earnings results, will be accessible via the following:

http://ir.bgcpartners.com (an HTML version with Excel financial tables or PDF)

http://ir.bgcpartners.com/news-releases/news-releases/default.aspx (an HTML version with Excel financial tables or PDF)

http://bgcpartners.com/category/bgc-releases/ (PDF only)

A listing of minimum system requirement can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

A webcast replay of the conference call is expected to be accessible at http://ir.bgcpartners.com within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date - Start Time: U.S. Dial In: International Dial In: Passcode:	10/27/2016 at 10:00 a.m. ET 1 (888) 771-4371 (+1) (847) 585-4405 4345-3785

REPLAY:
Available From – To: U.S. Dial In: International Dial In: Passcode:	10/27/2016 12:30 p.m. ET – 11/3/2016 11:59 p.m. ET 1 (888) 843-7419 (+1) (630) 652-3042 4345-3785#

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including, but not limited to, “pre-tax distributable earnings” and “post-tax distributable earnings”, which are supplemental measures of operating results that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that distributable earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for, among other things, distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes”, and “net income (loss) per fully diluted share”, all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Adjustments Made to Calculate Pre-Tax Distributable Earnings

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes and noncontrolling interest in subsidiaries excluding items, such as:

•	Non-cash equity-based compensation charges related to limited partnership unit exchange or conversion.

•	Non-cash asset impairment charges, if any.

•	Non-cash compensation charges for items granted or issued pre-merger with respect to certain mergers or acquisitions by BGC Partners, Inc. To date, these mergers have only included those with and into eSpeed, Inc. and the back-end merger with GFI Group Inc.

Distributable earnings calculations also exclude certain unusual, one-time or non-recurring items, if any. These charges are excluded from distributable earnings because the Company views excluding such charges as a better reflection of the ongoing, ordinary operations of BGC.

In addition to the above items, allocations of net income to founding/working partner and other limited partnership units are excluded from calculations of pre-tax distributable earnings. Such allocations represent the pro-rata portion of pre-tax earnings available to such unit holders. These units are in the fully diluted share count, and are exchangeable on a one-to-one basis into common stock. As these units are exchanged to common shares, unit holders become entitled to cash dividends rather than cash distributions. The Company views such allocations as intellectually similar to dividends on common shares. Because dividends paid to common shares are not an expense under GAAP, management believes similar allocations of income to unit holders should also be excluded when calculating distributable earnings performance measures.

BGC’s definition of distributable earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. This includes the one-time gains related to the Nasdaq and Trayport transactions. Management believes that excluding such gains and charges also best reflects the ongoing operating performance of BGC.

However, the payments associated with BGC’s expected annual receipt of Nasdaq stock and related mark-to-market gains or losses are anticipated to be included in the Company’s calculation of distributable earnings for the following reasons:

•	Nasdaq is expected to pay BGC in an equal amount of stock on a regular basis for a 15 year period beginning in 2013 as part of that transaction;

•	The Nasdaq earn-out largely replaced the generally recurring quarterly earnings BGC generated from eSpeed; and

•	The Company intends to pay dividends and distributions to common stockholders and/or unit holders based on all other income related to the receipt of the earn-out.

To make period-to-period comparisons more meaningful, one-quarter of each annual Nasdaq contingent earn-out amount, as well as gains or losses with respect to associated mark-to-market movements and/or hedging, will be included in the Company’s calculation of distributable earnings each quarter as “other income”.

The Company also treats gains or losses related to mark-to-market movements and/or hedging with respect to any remaining ICE shares in a consistent manner with the treatment of Nasdaq shares when calculating distributable earnings.

Investors and analysts should note that, due to the large gain recorded with respect to the

Trayport sale in December, 2015, and the closing of the back-end merger with GFI in January, 2016, non-cash charges related to the amortization of intangibles with respect to acquisitions are also excluded from the calculation of pre-tax distributable earnings.

Adjustments Made to Calculate Post-Tax Distributable Earnings

Since distributable earnings are calculated on a pre-tax basis, management intends to also report post-tax distributable earnings to fully diluted shareholders. Post-tax distributable earnings to fully diluted shareholders are defined as pre-tax distributable earnings, less noncontrolling interest in subsidiaries, and reduced by the provision for taxes as described below.

The Company’s calculation of the provision for taxes on an annualized basis starts with GAAP income tax provision, adjusted to reflect tax-deductible items. Management uses this non-GAAP provision for taxes in part to help it to evaluate, among other things, the overall performance of the business, make decisions with respect to the Company’s operations, and to determine the amount of dividends paid to common shareholders.

The provision for taxes with respect to distributable earnings includes additional tax-deductible items including limited partnership unit exchange or conversion, employee loan amortization, charitable contributions, and certain net-operating loss carryforwards.

BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC operates principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for distributable earnings are presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.

Calculations of Pre-tax and Post-Tax Distributable Earnings per Share

BGC’s distributable earnings per share calculations assume either that:

•	The fully diluted share count includes the shares related to any dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or

•	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

The share count for distributable earnings excludes shares expected to be issued in future periods but not yet eligible to receive dividends and/or distributions.

Each quarter, the dividend to BGC’s common stockholders is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, as well as to Cantor for its non-controlling interest. The amount of this net income, and therefore of these payments, is expected to be determined using the above definition of pre-tax distributable earnings per share.

Other Matters with Respect to Distributable Earnings

The term “distributable earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views distributable earnings as a metric that is not indicative of liquidity or the cash available to fund its operations, but rather as a performance measure.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

BGC anticipates providing forward-looking quarterly guidance for GAAP revenues and for certain distributable earnings measures from time to time. However, the Company does not anticipate providing a quarterly outlook for other GAAP results. This is because certain GAAP items, which are excluded from distributable earnings, are difficult to forecast with precision before the end of each quarter. The Company therefore believes that it is not possible to forecast quarterly GAAP results or to quantitatively reconcile GAAP results to non-GAAP results with sufficient precision unless BGC makes unreasonable efforts.

The items that are difficult to predict on a quarterly basis with precision and which can have a material impact on the Company’s GAAP results include, but are not limited, to the following:

•	Allocations of net income and grants of exchangeability to limited partnership units and FPUs, which are determined at the discretion of management throughout and up to the period-end.

•	The impact of certain marketable securities, as well as any gains or losses related to associated mark-to-market movements and/or hedging. These items are calculated using period-end closing prices.

•	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end.

•	Acquisitions, dispositions and/or resolutions of litigation which are fluid and unpredictable in nature.

For more information on this topic, please see certain tables in the most recent BGC financial results press release including “Reconciliation of GAAP Income (Loss) to Distributable Earnings”. These tables provide summary reconciliations between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial performance measure, “adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:

•	Interest expense;

•	Fixed asset depreciation and intangible asset amortization;

•	Impairment charges;

•	Employee loan amortization and reserves on employee loans;

•	Provision (benefit) for income taxes;

•	Net income (loss) attributable to noncontrolling interest in subsidiaries;

•	Non-cash charges relating to grants of exchangeability to limited partnership interests;

•	Non-cash charges related to issuance of restricted shares; and

•	Non-cash earnings or losses related to BGC’s equity investments.

The Company’s management believes that adjusted EBITDA is useful in evaluating BGC’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since adjusted EBITDA is not a recognized measurement under GAAP, investors should use adjusted EBITDA in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations, because adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.

For a reconciliation of adjusted EBITDA to GAAP “Net income (loss) available to common stockholders”, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this document titled “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA”.

Liquidity Defined

BGC also uses a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents plus marketable securities that have not been financed, and securities owned. BGC considers this an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. BGC owns GFI Group Inc., a leading intermediary and provider of trading technologies and support services to the global OTC and listed markets. The Company’s Financial Services offerings include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products. BGC provides a wide range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other services to a broad range of financial and non-financial institutions. Through brands including FENICS, BGC Trader, Capitalab, and BGC Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets.

Real Estate Services are offered through brands including Newmark Grubb Knight Frank, Newmark Cornish & Carey, ARA, Computerized Facility Integration, Landauer Valuation & Advisory, and Excess Space. Under these names, the Company provides a wide range of commercial real estate services, including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com. You can also follow the Company at https://twitter.com/bgcpartners and/or https://www.linkedin.com/company/bgc-partners.

BGC, BGC Trader, GFI, FENICS, FENICS.COM, Capitalab, Swaptioniser, Newmark, Grubb & Ellis, ARA, Computerized Facility Integration, Landauer, Landauer Valuation & Advisory, and Excess Space, Excess Space Retail Services, Inc., and Grubb are trademarks/service marks, and/or registered trademarks/service marks and/or service marks of BGC Partners, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited.

Discussion of Forward-Looking Statements about BGC Partners

Statements in this document regarding BGC’s businesses that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in its public filings, including the most recent Form 10-K and any updates to such risk factors contained in subsequent Forms 10-Q or Forms 8-K.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	September 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$448,515	$461,207
Cash segregated under regulatory requirements	6,911	3,199
Securities owned	212,056	32,361
Marketable securities	179,904	650,400
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	1,763,834	812,240
Accrued commissions receivable, net	377,750	342,299
Loans, forgivable loans and other receivables from employees and partners, net	254,000	158,176
Fixed assets, net	155,340	145,873
Investments	42,709	33,813
Goodwill	830,246	811,766
Other intangible assets, net	219,059	233,967
Receivables from related parties	2,663	15,466
Other assets	318,922	290,687

Total assets	$4,811,909	$3,991,454

Liabilities, Redeemable Partnership Interest, and Equity
Securities loaned	$—	$117,890
Accrued compensation	332,976	303,959
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	1,613,337	714,823
Payables to related parties	16,831	21,551
Accounts payable, accrued and other liabilities	636,188	692,639
Notes payable and collateralized borrowings	969,111	840,877

Total liabilities	3,568,443	2,691,739
Redeemable partnership interest	56,441	57,145
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 750,000 and 500,000 shares authorized at September 30, 2016 and December 31, 2015, respectively; 289,493 and 255,859 shares issued at September 30, 2016 and December 31, 2015, respectively; and 243,312 and 219,063 shares outstanding at September 30, 2016 and December 31, 2015, respectively	2,895	2,559
Class B common stock, par value $0.01 per share; 150,000 and 100,000 shares authorized at September 30, 2016 and December 31, 2015, respectively; 34,848 shares issued and outstanding at September 30, 2016 and December 31, 2015, convertible into Class A common stock	348	348
Additional paid-in capital	1,448,601	1,109,000
Contingent Class A common stock	44,673	50,095
Treasury stock, at cost: 46,181 and 36,796 shares of Class A common stock at September 30, 2016 and December 31, 2015, respectively	(277,443)	(212,331)
Retained deficit	(309,544)	(273,492)
Accumulated other comprehensive income (loss)	(19,976)	(25,056)

Total stockholders’ equity	889,554	651,123
Noncontrolling interest in subsidiaries	297,471	591,447

Total equity	1,187,025	1,242,570

Total liabilities, redeemable partnership interest and equity	$4,811,909	$3,991,454

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Commissions	$496,265	$521,264	$1,469,940	$1,424,357
Principal transactions	76,332	73,841	255,219	238,958

Total brokerage revenues	572,597	595,105	1,725,159	1,663,315

Real estate management services	49,373	48,867	140,960	135,997
Fees from related parties	6,126	6,609	18,061	19,310
Data, software and post-trade	11,834	29,124	36,599	68,344
Interest income	2,792	1,387	8,952	6,253
Other revenues	783	4,203	4,770	8,774

Total revenues	643,505	685,295	1,934,501	1,901,993

Expenses:
Compensation and employee benefits	415,697	435,932	1,243,501	1,213,803
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	58,771	50,667	132,670	113,921

Total compensation and employee benefits	474,468	486,599	1,376,171	1,327,724
Occupancy and equipment	46,513	51,300	146,026	157,373
Fees to related parties	5,060	4,876	14,803	13,564
Professional and consulting fees	15,549	15,201	45,160	53,702
Communications	30,568	31,503	92,076	88,550
Selling and promotion	22,613	23,370	73,725	70,609
Commissions and floor brokerage	8,493	8,865	27,633	25,616
Interest expense	15,383	16,944	43,465	51,285
Other expenses	19,709	26,802	66,204	75,022

Total non-compensation expenses	163,888	178,861	509,092	535,721

Total expenses	638,356	665,460	1,885,263	1,863,445

Other income (losses), net:
Gain (loss) on divestiture and sale of investments	7,044	2,717	7,044	3,396
Gains (losses) on equity method investments	683	1,042	1,741	2,678
Other income (loss)	91,653	59,728	98,748	92,259

Total other income (losses), net	99,380	63,487	107,533	98,333

Income (loss) from operations before income taxes	104,529	83,322	156,771	136,881
Provision (benefit) for income taxes	30,263	28,737	45,651	41,055

Consolidated net income (loss)	$74,266	$54,585	$111,120	$95,826

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	13,384	16,214	20,854	34,053

Net income (loss) available to common stockholders	$60,882	$38,371	$90,266	$61,773

Per share data:
Basic earnings per share
Net income (loss) available to common stockholders	$60,882	$38,371	$90,266	$61,773

Basic earnings per share	$0.22	$0.15	$0.33	$0.26

Basic weighted-average shares of common stock outstanding	278,601	252,354	276,144	239,856

Fully diluted earnings per share
Net income (loss) for fully diluted shares	$92,121	$58,538	$139,683	$93,119

Fully diluted earnings per share	$0.21	$0.15	$0.32	$0.25

Fully diluted weighted-average shares of common stock outstanding	429,761	394,026	434,713	370,147

Dividends declared per share of common stock	$0.16	$0.14	$0.46	$0.40

Dividends declared and paid per share of common stock	$0.16	$0.14	$0.46	$0.40

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) TO DISTRIBUTABLE EARNINGS AND

GAAP FULLY DILUTED EPS TO POST-TAX DISTRIBUTABLE EPS

(in thousands, except per share data)

(unaudited)

	Q3 2016	Q3 2015
GAAP income (loss) before income taxes	$104,529	$83,322
Pre-tax adjustments:
Non-cash (gains) losses related to equity investments, net	(683)	(1,042)
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	58,771	50,667
Nasdaq earn-out revenue (a)	(52,420)	(43,025)
(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net	(3,360)	9,090

Total pre-tax adjustments	2,308	15,690
Pre-tax distributable earnings	$106,837	$99,012

GAAP net income (loss) available to common stockholders	$60,882	$38,371
Allocation of net income (loss) to noncontrolling interest in subsidiaries	12,620	11,362
Total pre-tax adjustments (from above)	2,308	15,690
Income tax adjustment to reflect distributable earnings taxes	14,024	13,885

Post-tax distributable earnings	$89,834	$79,308

Per Share Data
GAAP fully diluted earnings per share	$0.21	$0.15
Less: Allocations of net income to limited partnership units and FPUs, net of tax	(0.04)	(0.01)
Total pre-tax adjustments (from above)	0.01	0.04
Income tax adjustment to reflect distributable earnings taxes	0.03	0.04

Post-tax distributable earnings per share (b)	$0.21	$0.21

Pre-tax distributable earnings per share (b)	$0.25	$0.26

Fully diluted weighted-average shares of common stock outstanding	429,761	394,026

Notes and Assumptions

(a)	Distributable earnings for Q3 2016 and Q3 2015 includes $(52.4) million and $(43.0) million, respectively, of adjustments associated with the Nasdaq transaction. For Q3 2016 and Q3 2015 income (loss) related to the Nasdaq earn-out shares was $69.9 million and $57.4 million for GAAP and $17.5 million and $14.3 million for distributable earnings, respectively.
(b)	On July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016, which matured and were settled for cash and 6.9 thousand Class A common shares in Q3 2016. The distributable earnings per share calculations for Q3 2016 and Q3 2015 include 2.1 million and 16.3 million shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT FOR GAAP AND

DISTRIBUTABLE EARNINGS

(in thousands)

(unaudited)

	Q3 2016	Q3 2015
Common stock outstanding	278,601	252,354
Limited partnership units	80,804	57,726
Cantor units	50,558	48,783
Founding partner units	14,519	16,712
4.50% Convertible debt shares	2,121	16,260
RSUs	423	666
Other	2,735	1,525

Fully diluted weighted-average share count GAAP	429,761	394,026

BGC PARTNERS, INC.

LIQUIDITY ANALYSIS

(in thousands)

(unaudited)

	September 30, 2016	December 31, 2015
Cash and cash equivalents	$448,515	$461,207
Securities owned (1)	212,056	32,361
Marketable securities (2) (3)	179,904	532,510

Total	$840,475	$1,026,078

(1)	As of September 30, 2016, Securities owned primarily consists of U.S. Treasury bills.
(2)	As of December 31, 2015, $117.9 million of Marketable securities on our balance sheet had been lent out in a Securities Loaned transaction and therefore are not included in this Liquidity Analysis.
(3)	The significant decrease in Marketable securities during the nine months ended September 30, 2016 was primarily due to selling a portion of our position in ICE.

BGC PARTNERS, INC.

RECONCILIATION OF FENICS GAAP INCOME BEFORE TAXES TO

PRE-TAX DISTRIBUTABLE EARNINGS

(in thousands)

(unaudited)

	Q3 2016	Q3 2015
FENICS GAAP income before income taxes (1)	$26,822	$24,774

Pre-tax adjustments:
Grant of exchangeability to limited partnership units	499	496
Amortization of intangible assets	940	940

Total pre-tax adjustments	1,439	1,436
FENICS Pre-tax distributable earnings	$28,261	$26,210

(1)	Includes market data, software and post-trade revenues along with intercompany revenues which are eliminated at the segment level upon consolidation.

BGC Partners, Inc.

Segment Disclosure - Q3 2016 vs Q3 2015

($ in thousands)

(unaudited)

	Q3 2016				Q3 2015
	Financial Services	Real Estate Services	Corporate Items	GAAP Pre-tax Earnings	Financial Services	Real Estate Services	Corporate Items	GAAP Pre-tax Earnings
Total revenues	$352,141	$283,982	$7,382	$643,505	$403,356	$273,980	$7,959	$685,295
Total expenses	290,989	246,366	101,001	638,356	344,869	233,202	87,389	665,460
Total other income (losses), net	69,893	—	29,487	99,380	57,366	—	6,121	63,487

Income (loss) from operations before income taxes	$131,045	$37,616	$(64,132)	$104,529	$115,853	$40,778	$(73,309)	$83,322

Pre-tax adjustments:
Non-cash (gains) losses related to equity investments, net	—	—	(683)	(683)	—	—	(1,042)	(1,042)
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	—	—	58,771	58,771	—	—	50,667	50,667
Nasdaq earn-out income	(52,420)	—	—	(52,420)	(43,025)	—	—	(43,025)

(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net	6,279	703	(10,342)	(3,360)	10,184	2,136	(3,230)	9,090

Total pre-tax adjustments	(46,141)	703	47,746	2,308	(32,841)	2,136	46,395	15,690

Pre-tax distributable earnings	$84,904	$38,319	$(16,386)	$106,837	$83,012	$42,914	$(26,914)	$99,012

BGC PARTNERS, INC.

Reconciliation of GAAP Income (Loss) to Adjusted EBITDA

(in thousands) (unaudited)

	Q3 2016	Q3 2015
GAAP Net income (loss) available to common stockholders	$60,882	$38,371
Add back:
Provision (benefit) for income taxes	30,263	28,737
Net income (loss) attributable to noncontrolling interest in subsidiaries	13,384	16,214
Employee loan amortization and reserves on employee loans	23,658	11,100
Interest expense	15,383	16,944
Fixed asset depreciation and intangible asset amortization	18,414	22,145
Impairment of fixed assets	569	1,121
Exchangeability charges (1)	34,345	34,402
(Gains) losses on equity investments	(683)	(1,042)

Adjusted EBITDA	$196,215	$167,992

(1)	Represents non-cash and non-dilutive charges relating to grants of exchangeability to limited partnership units.

BGC Partners, Inc. Quarterly Market Activity Report (Includes GFI Data from 2Q2015 Onward)

The following table provides certain volume and transaction count information on BGC Partners’ fully electronic system for the periods indicated.

				% Change	% Change
	3Q15	2Q16	3Q16	Q3’16 vs. Q3’15	Q3’16 vs. Q2’16
Notional Volume (in $US billions)
Fully Electronic Rates	1,169	1,424	1,415	21.0%	(0.6%)
Fully Electronic FX	2,982	2,698	2,380	(20.2%)	(11.8%)
Fully Electronic Credit	496	656	436	(12.1%)	(33.5%)
Fully Electronic Equities & Other	11	3	2	(82.4%)	(37.2%)

Total Fully Electronic Volume	4,659	4,780	4,234	(9.1%)	(11.4%)

HYBRID
Total Hybrid Volume	47,703	52,869	53,225	11.6%	0.7%

Total Hybrid & Fully Electronic Volume	52,362	57,650	57,459	9.7%	(0.3%)

Transaction Count
Fully Electronic Rates	83,051	74,677	68,493	(17.5%)	(8.3%)
Fully Electronic FX	2,778,833	2,484,690	2,261,482	(18.6%)	(9.0%)
Fully Electronic Credit	52,097	69,224	59,716	14.6%	(13.7%)
Fully Electronic Equities & Other	325	164	490	50.8%	198.8%

Total Fully Electronic Transactions	2,914,306	2,628,755	2,390,181	(18.0%)	(9.1%)

HYBRID
Total Hybrid Transactions	884,942	1,074,710	1,064,367	20.3%	(1.0%)

Total Hybrid and Fully Electronic Transactions	3,799,248	3,703,465	3,454,548	(9.1%)	(6.7%)

Trading Days	64	64	64

Note:	“Hybrid” is defined as transactions involving some element of electronic trading but executed by BGC’s brokers, exclusive of voice-only transactions. “Fully Electronic” involves customer-to-customer trades, free from broker execution.

Media Contact:

Karen Laureano-Rikardsen +1 212-829-4975

Investor Contacts:
Jason McGruder +1 212-829-4988	Jason Chryssicas +1 212-915-1987